                         FIRST SUPPLEMENTAL INDENTURE

          FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of August 24, 1998, among Mrs. Fields' Original Cookies, Inc. (or its permitted successor), a Delaware corporation (the "Company"), The Mrs. Fields' Brand, Inc. (the "Guaranteeing Subsidiary"), and The Bank of New York, as trustee under the indenture referred to below (the "Trustee").

                              W I T N E S S E T H

          WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of November 26, 1997, providing for the issuance of an aggregate principal amount of up to $200.0 million of 101/8% Notes due 2004 (the "Notes");

          WHEREAS, the Company has previously issued $100 million aggregate principal amount of Notes designated as Series A or Series B Notes;

          WHEREAS, the Company desires to issue $40 million aggregate principal amount of Notes on the date hereof, to be designated Series C Notes; and

          WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

          1.  Capitalized Terms.  Capitalized terms used herein without
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definition shall have the meanings assigned to them in the Indenture.

          2.  Designation of  Series C Notes.  The Company, the Guaranteeing
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Subsidiary and the Trustee hereby agree as follows:

          The second paragraph of the preamble to the Indenture is replaced by the following:

          "The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 101/8% Series A Notes
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due 2004 (the "Series A Notes" ), the 101/8% Series B Notes due 2004 (the
"Series B Notes") and such additional 101/8% notes in any series that the Company may choose to designate in amounts that are permitted to be issued under the Indenture (collectively, the "Notes"):"

          3. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

          4.  Counterparts.  The parties may sign any number of copies of this
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Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

          5.  Effect of Headings.  The Section headings herein are for
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convenience only and shall not affect the construction hereof.

          6.  The Trustee.  The Trustee shall not be responsible in any manner
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whatsoever for or in respect of the validity or sufficiency of this Supplemental
Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

                                       2
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          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed and attested, all as of the date first above written.

Dated:  August 24, 1998


                                   MRS. FIELDS' ORIGINAL COOKIES, INC.


                                   By: __________________________
                                       Name:
                                       Title:


                                   THE MRS. FIELDS' BRAND, INC.


                                   By: _________________________
                                       Name:
                                       Title


                                   THE BANK OF NEW YORK,
                                     AS TRUSTEE


                                   By: __________________________
                                       Name:
                                       Title: